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                                                                     EXHIBIT 4.4

                             SUPPLEMENTAL INDENTURE

                                       to

                      Indenture dated as of August 26, 1997
                                for $150,000,000
                      9% Senior Subordinated Notes Due 2007

                                     between

                              DEGUELLE OIL COMPANY

                       as Additional Subsidiary Guarantor,

                                       and

                              The Bank of New York

                                   as Trustee

                     Dated effective as of February 10, 1998
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                             SUPPLEMENTAL INDENTURE

         THIS SUPPLEMENTAL INDENTURE, dated effective as of February 10, 1998, is between DeGuelle Oil Company, a Colorado corporation as an Additional Subsidiary Guarantor ("DOC"), and the Bank of New York, as Trustee.

                                    Recitals

         WHEREAS, effective August 26, 1997, Giant Industries, Inc. (the "Company"), the Subsidiary Guarantors, and the Trustee, executed an Indenture (the "Indenture") in the amount of $150,000,000 for the equal and ratable benefit of the holders of the Company's 9% Senior Subordinated Notes due 2007.

         WHEREAS, Giant Industries Arizona, Inc., an Arizona corporation ("Giant Arizona"), is a wholly-owned subsidiary of the Company and a signator of the Indenture as a Subsidiary Guarantor.

         WHEREAS, DOC is a wholly-owned subsidiary of Giant Arizona.

         WHEREAS, DOC was acquired by Giant Arizona after the Issue Date.

         WHEREAS, in accordance with Section 11.03 of the Indenture, DOC desires to execute and deliver a supplemental indenture pursuant to which DOC, as a Restricted Subsidiary, shall guarantee the payment of the securities issued pursuant to the Indenture.

         NOW, THEREFORE, the parties agree as follows:

                                    Agreement

         1. This Supplemental Indenture is being delivered pursuant to the provisions of the Indenture and shall be construed and interpreted consistently therewith. Capitalized terms used herein without definition shall have the meaning ascribed to them in the Indenture.

         2. DOC acknowledges and agrees that it is subject to the provisions (including the representations and warranties) of the Indenture as a Subsidiary Guarantor.
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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first written above.

                                  ADDITIONAL SUBSIDIARY GUARANTOR

                                  DeGuelle Oil Company,
                                  as Subsidiary Guarantor

                                  By:      /s/ MARK B. COX
                                     -------------------------------------------
                                  Name:  Mark B. Cox
                                  Title:   Vice President and Financial Officer

                                  TRUSTEE

                                  The Bank of New York

                                  By:      /s/ WALTER N. GITLIN
                                     -------------------------------------------
                                  Name:    Walter N. Gitlin
                                  Title:   Vice President